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                                                                    EXHIBIT 4.11
R-1
$200,000,000                                           CUSIP NUMBER: 071813 AP 4


                  ------------------------------------------
                     7.65% DEBENTURES DUE FEBRUARY 1, 2027
                  GLOBAL CERTIFICATE, DATED FEBRUARY 3, 1997
                  ------------------------------------------

1.  Principal and Interest.
Baxter International Inc., a Delaware corporation ("Company"), promises to pay to Cede & Co., or its registered assigns, the principal sum of Two Hundred Million Dollars ($200,000,000) on February 1, 2027, and to pay interest on the principal amount of this Security at the rate per annum shown above. The Company will pay interest semiannually on February 1 and August 1 of each year, commencing August 1, 1997. Interest on the Securities (as hereinafter defined) will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from February 1, 1997. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

2.  Method of Payment.
The Company will pay interest on the Securities (except defaulted interest) to the persons who are registered holders of Securities at the close of business on the January 15 and July 15 next preceding the interest payment date. The Company will pay principal and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts. However, the Company may pay principal and interest by check payable in such money. It may mail an interest check to a holder's registered address.

3.  Paying Agent, Registrar, Place of Payment.
The Company maintains an office or agency in Chicago, Illinois, where the Securities may be presented or surrendered for payment, registration of transfer or exchange and where notices and demands with respect to the Securities may be made. Initially, First Trust National Association will act as Paying Agent and Registrar and the Place of Payment is Chicago, Illinois. The Company may appoint Co-Paying Agents or Co-Registrars and change any Paying Agent, Registrar, Place of Payment or Co-Paying Agent or Co-Registrar without notice. The Company may act as Paying Agent, Registrar or Co-Registrar.

4.  Indenture.
This Security is one of a duly authorized issue of debentures, notes, bonds or other evidences of indebtedness of the Company (hereinafter called the "Debt Securities") of the series hereinafter specified, all issued or to be issued under and pursuant to an amended and restated indenture (including those provisions of the Trust Indenture Act of 1939 (15 U.S. Code (S)(S) 77aaa-77bbbb) made a part thereof) dated as of November 15, 1985, between the Company and the Trustee to which Indenture, as amended and supplemented from time to time (herein referred to, as so amended and supplemented, as the "Indenture"), reference is hereby made for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Company and the holders of the Debt Securities. The Debt Securities may be issued in one or more series, which different series may be issued in various principal amounts, may mature at different times, may bear interest (if any) at different rates, may be subject to different redemption provisions (if any), may be subject to different sinking, purchase or analogous funds (if any), may be subject to different covenants and Events of Default and may otherwise vary as in the indenture provided. This Security is one of a series designated as the 7.65% Debentures due February 1, 2027 of the Company (herein called the "Securities"), limited in aggregate principal amount to $200,000,000 (except for Securities issued in substitution for destroyed, lost or stolen Securities). The Securities are unsecured general obligations of the Company.

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5.  Optional Redemption.
The Securities are redeemable, in whole or in part, at the option of the Company at any time at a redemption price equal to the greater of (i) 100% of the principal amount of such Securities, or (ii) as determined by an Independent Investment Banker (as defined), the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate, plus, in each case, accrued interest thereon to the date of redemption.

"Adjusted Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date, plus 0.05%.

"Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Securities to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Securities. "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by the Trustee after consultation with the Company.

"Comparable Treasury Price" means, with respect to any redemption date, (i) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third Business Day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities" or
(ii) if such release (or any successor release) is not published or does not contain such prices on such Business Day, (A) the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (B) if the Trustee obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such Quotations. "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Treasury Reference Dealer at 5:00 p.m. on the third Business Day preceding such redemption date. "Business Day" means any day which is not a "Legal Holiday" as defined in the Indenture.

"Reference Treasury Dealer" means each of Goldman, Sachs & Co., Credit Suisse First Boston Corporation, J.P. Morgan Securities Inc., BancAmerica Securities, Inc. and First Chicago Capital Markets, Inc. and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), the Company shall substitute therefor another Primary Treasury Dealer.

Notice of any redemption shall be mailed at least 30 days but not more than 60 days before the redemption date to each holder of the Securities to be redeemed.

Unless the Company defaults in payment of the redemption price, on and after the redemption date, interest shall cease to accrue on the Securities or portions thereof called for redemption.


6.  Denominations, Transfers, Exchange.
The Securities are in registered form without coupons in denominations of $1,000 and multiples of $1,000. The transfer of Securities may be registered and Securities may be exchanged as provided in the Indenture.

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The Registrar may require a holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and charges required by law or permitted by the Indenture.


7.  Persons Deemed Owners.
The registered holder of a Security may be treated as its owner for all purposes.


8.  Amendments and Waivers.
Subject to certain exceptions, the Indenture may be amended with the consent of the holders of a majority in principal amount of the Securities together with the consent of the holders of a majority in principal amount of each other series of Debt Securities which are affected by the amendment. Subject to certain exceptions, the Securities may be amended with the consent of the holders of a majority in principal amount of the Securities and any default or compliance by the Company with any provision of the Indenture with respect to the Securities may be waived with the consent of the holders of a majority in principal amount of the Securities. Without the consent of any Securityholder, the Indenture or the Securities may be amended to cure any ambiguity, defect or inconsistency, to provide for assumption of Company obligations to Securityholders, to provide for a successor Trustee, to provide for certain other forms of securities, or to make any change that does not adversely affect the rights of any Securityholder. The Company is authorized to fix a record date for the purpose of determining Securityholders whose consents may be sought, and the Trustee is authorized to accept such consents if received within 60 days of such record date.


9.  Defaults and Remedies.
An Event of Default is: default for 30 days in payment of interest on the Securities; default for five days in payment of principal on them; failure by the Company for 60 days after notice to it to comply with any of its other agreements in the Indenture or the Securities; certain defaults on certain other indebtedness of the Company; and certain events of bankruptcy or insolvency. If an Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the Securities may declare all the Securities to be due and payable immediately. Securityholders may not enforce the Indenture or the Securities except as provided in the Indenture. The Trustee may require indemnity satisfactory to it before it enforces the Indenture or the Securities. Subject to certain limitations, holders of a majority in principal amount of the Securities may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Securityholders notice of any continuing default (except a default in payment of principal or interest) if it determines that withholding notice is in their interests. The Company must furnish an annual compliance certificate to the Trustee. Overdue interest (to the extend permitted by law) and overdue principal shall bear interest at the rates stated on the face of the Security.


10.  Trustee Dealings with Company.
First Trust National Association, the Trustee under the Indenture for the Securities, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not Trustee.


11.  No Recourse Against Others.
A director, officer, employee or stockholder, as such, of the Company shall not have any liability for any obligations of the Company under the Securities or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. Each Securityholder by accepting a Security waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Securities.

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12.  Termination of Obligations of Company.
The Company may terminate all of its obligations under certain restrictive covenants contained in the Indenture, as described in the Indenture, by irrevocably depositing in trust with the Trustee money or U.S. Government Obligations, or any combination of the two, sufficient to pay principal of and interest on the Securities to maturity.


13.  Unclaimed Funds.
If money or U.S. Government Obligations for the payment of principal or interest remains unclaimed for two years, the Trustee and the Paying Agent shall pay to the Company on request such money or obligations. After payment to the Company, Securityholders entitled to the money must look to the Company for payment as general creditors unless an applicable abandoned property law designates another person.


14.  Successor Corporation.
When a successor corporation assumes all of the obligations of its predecessor under the Securities and the Indenture, the predecessor corporation will be released from those obligations.


15.  Authentication.
This Security shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.


16.  Abbreviations.
Customary abbreviations may be used in the name of a Securityholder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors
Act).



The Company will furnish to any Securityholder upon written request and without charge a copy of the Indenture. Requests may be made to: Treasurer, Baxter International Inc., One Baxter Parkway, Deerfield, Illinois 60015.

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UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE
DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO. HAS AN INTEREST HEREIN. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR INDIVIDUAL DEBENTURES REGISTERED IN THE NAMES OF PARTICIPANTS IN DTC, THIS CERTIFICATE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY DTC OR BY A NOMINEE OF DTC TO DTC OR BY DTC OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITORY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITORY.

                                         BAXTER INTERNATIONAL INC.


                                         By:  __________________________
                                              Harry M. Jansen Kraemer, Jr.
                                              Senior Vice President and
                                              Chief Financial Officer

ATTEST:



____________________________________
A. Gerard Sieck
Secretary



AUTHENTICATED:


FIRST TRUST NATIONAL ASSOCIATION



By:  _________________________________
     Authorized Person

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